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                                                                      Exhibit 11



                    COMPUTATION OF NET LOSS PER COMMON SHARE

                                MGI PHARMA, INC.

                                  (unaudited)



The following information is required in computations of basic and diluted loss per common share for each period:



                           Three Months Ended           Six Months Ended
                                 June 30,                    June 30,
                        --------------------------  --------------------------
                            1998          1997          1998          1997
                        ------------  ------------  ------------  ------------


Loss:
 Net loss                $   (70,875) $  (822,780)  $  (167,922)  $(1,358,583)


Common shares:
 Adjusted weighted
   shares
     outstanding (a)      14,325,735   14,099,459    14,268,708    14,094,447



Loss per common share:
 Net loss                $     (0.00)  $    (0.06)  $     (0.01)  $     (0.10)

(a) Basic and diluted loss per share amounts are identical as the effect of potential common shares is antidilutive.